Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Partners Group Private Equity Fund, LLC

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees Previously Paid	(1)	$803,300,000.00		$110,935.73

Total Transaction Valuation:		$803,300,000.00
Total Fees Due for Filing:				$110,935.73
Total Fees Previously Paid:				0.00
Total Fee Offsets:				110,935.73
Net Fee Due:				$0.00

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Offering Note(s)

(1)	Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase prices for shares of beneficial interest. Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2 to Paragraph (a)(7)

Line Item Type	Notes	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims			Schedule TO	005-85837	01/27/2026		$110,935.73	$
Fee Offset Sources		Partners Group Private Equity Fund, LLC	Schedule TO	005-85837		01/27/2026			110,935.73